Exhibit 16.1

November 20, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Cerevel Therapeutics Holdings, Inc. (formally known as ARYA Sciences Acquisition Corp II) under Item 4.01 of its Form 8-K dated November 20, 2020. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on November 20, 2020. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York